UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2008

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entree into a Definitive Material Agreement.

Purchase Agreement

On August 18, 2008, Salix Pharmaceuticals, Ltd. entered into a Purchase Agreement with Banc of America Securities LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”), with respect to Salix’s issuance and sale of $60.0 million aggregate principal amount of Salix’s 5.5% Convertible Senior Notes due 2028. The aggregate principal amount of the Notes issued reflects the exercise of the $5.0 million over-allotment option granted to the Initial Purchasers with respect to the Notes. The offering of the Notes was completed on August 22, 2008. The Notes will mature on August 15, 2028 unless previously converted or repurchased in accordance with their terms.

The net proceeds of the offering, after deducting commissions, estimated offering expenses and the Initial Purchasers’ discounts, were approximately $57.2 million. Salix intends to use the net proceeds from the offering to fund potential product acquisition or in-licensing opportunities, to develop and commercialize product candidates and new indications for rifaximin and to provide ongoing working capital and for general corporate purposes. Salix currently has no material agreements or commitments for any acquisition or in-licensing of products.

The Purchase Agreement includes customary representations, warranties and covenants. Under the terms of the Purchase Agreement, Salix has agreed to indemnify the Initial Purchasers against certain liabilities.

Indenture

On August 22, 2008, Salix sold $60.0 million aggregate principal amount of the Notes to the Initial Purchasers at a price of 100% of their principal amount, less the Initial Purchasers’ discounts, for resale by the Initial Purchasers to qualified institutional buyers pursuant to an exemption from registration provided by Rule 144A of the Securities Act of 1933, as amended. The Notes are governed by an indenture, dated as of August 22, 2008, between Salix and U.S. Bank National Association, as trustee.

The interest rate on the Notes will be 5.5% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2009. The Notes will mature on August 15, 2028, unless previously converted or repurchased in accordance with their terms prior to such date.

The Notes will be Salix’s senior unsecured obligations, and will rank (i) equally to any of Salix’s existing and future unsecured senior debt, (ii) senior to any of Salix’s future indebtedness that is expressly subordinated to the Notes, and (iii) effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

Salix may redeem the Notes, in whole or in part, at any time after August 15, 2013 for cash equal to the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest.

On August 15, 2013, August 15, 2018 and August 15, 2023 or upon the occurrence of a “fundamental change” (as defined in the Indenture), the holders may require Salix to repurchase all or a portion of the Notes for cash at 100% of the principal amount of the Notes being purchased, plus any accrued and unpaid interest.

Holders of the Notes may convert their Notes at their option on any day prior to the close of business on the business day immediately preceding the maturity date of August 15, 2028 only if one or more of the following conditions is satisfied: (1) during any fiscal quarter commencing after September 30, 2008, if the last reported sale price of Salix’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the conversion price of the Notes on the last day of such preceding fiscal quarter; (2) during the five business day period following any five consecutive trading day period in which the trading price for the Notes (per $1,000 principal amount of the Notes) for each such trading day was less than 98% of the product of the last reported sale price of Salix’s common stock and the conversion rate of the Notes on such date; (3) if Salix enters into specified corporate transactions; or (4) upon a redemption notice. The Notes will be convertible, regardless of whether any of the foregoing conditions has been satisfied, on or after March 15, 2028 at any time prior to the close of business on the business day immediately preceding the stated maturity date of August 15, 2028.

Upon conversion, Salix will pay cash, shares of Salix common stock or a combination of cash and stock, as determined by Salix in its discretion. The initial conversion rate for the Notes will be 108.0847 shares of Salix common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $9.25 per share of common stock and represents a 20% conversion premium over the last reported sale price of Salix’s common stock on August 18, 2008, the last trading day before pricing of the Notes, which was $7.71 per share. The conversion rate and the conversion price will be subject to adjustment upon the occurrence of certain events, such as distributions of dividends or stock splits.

The Indenture contains customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. Such events of default include, without limitation, the following: failure to pay the principal amount of any Note when due, upon redemption or upon required repurchase; failure to convert the Notes into cash, shares of common stock or a combination thereof, as applicable upon the exercise of a holder’s conversion right; failure to pay any interest amounts on any Note when due if such failure continues for 30 days; failure to provide timely notice of a fundamental change; failure to pay any indebtedness for money borrowed by Salix or any of its subsidiaries in excess of a specified amount; failure to comply with other terms and covenants contained in the Notes after a specified notice period; and certain events of bankruptcy, insolvency or reorganization of Salix or any of its significant subsidiaries.

Remedies for any event of default resulting from any failure by Salix to comply with Indenture provisions requiring the filing of reports under the Securities Exchange Act of 1934, as amended, will, to the extent Salix elects, consist exclusively of the right to receive additional interest equal to (i) 0.25% of the principal amount of the Notes for the first 180 days after the occurrence of such an event of default (if Salix does not so elect, this rate of interest shall be 0.5%), and (ii) 0.50% for the second 180 days after the occurrence of such an event of default. On the 365th day after such event of default, if the default is not cured, the Notes are subject to acceleration as provided in the Indenture.

As long as the Notes are outstanding, Salix and its subsidiaries are prohibited from incurring any debt other than “permitted debt” (as defined in the Indenture), except that Salix and its subsidiaries may incur debt in certain circumstances, including meeting a consolidated leverage ratio test and a consolidated fixed charge coverage ratio test. Despite this prohibition, Salix may refinance its existing credit facility provided the refinanced credit facility contains substantially the same restrictive covenants with respect to financial ratios as the existing credit facility does as of August 22, 2008.

Relationships

Some of the Initial Purchasers and their affiliates have provided, from time to time, and may in the future provide investment banking and financial advisory services, and in the case of Banc of America Securities LLC and its affiliates, commercial banking services to Salix, for which Salix has paid, and intends to pay, customary fees. Banc of America Securities LLC is a lender under Salix’s credit facility and is also the lead arranger and the sole book manager under that credit facility.

The foregoing summaries of the Purchase Agreement, the Indenture and the Notes are qualified in their entirety by reference to the full text of the Purchase Agreement, the Indenture and the form of Note, copies of which are attached to this Current Report on Form 8-K as Exhibits 1.1, 4.1 and 4.2 and incorporated herein by reference. The press release announcing the sale and issuance of the Notes is attached to this Current Report as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Salix offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. Salix relied on this exemption from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement. To the extent that any shares of common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of common stock.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1	Purchase Agreement dated August 18, 2008 by and between Salix Pharmaceuticals, Ltd. and Banc of America Securities LLC.

4.1	Indenture dated August 22, 2008 by and between Salix Pharmaceuticals, Ltd. and U.S Bank, National Association.

4.2	Form of 5.5% Convertible Senior Note due 2028 (included in Exhibit 4.1).

99.1	Press release dated August 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: August 22, 2008

/s/ Adam C. Derbyshire
Adam C. Derbyshire
Senior Vice President and Chief Financial Officer